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                                                                 EXHIBIT (h)(1)




                               SERVICES AGREEMENT


THIS AGREEMENT, dated as of this      day of               , 1998 (the
"Effective Date") between WORLDWIDE INDEX FUNDS (the "Fund"), a Massachusetts business trust having its principal place of business at 790 E. Colorado Boulevard, 9th Floor, Pasadena, CA 91101, LMI CAPITAL ADMINISTRATION LLC (the "Administrator") a Delaware limited liability company having its principal place of business at 790 E. Colorado Boulevard, 9th Floor, Pasadena, CA 91101, and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group"), a Massachusetts corporation with principal offices at 4400 Computer Drive, Westboro, Massachusetts 01581.

                                   WITNESSETH

         WHEREAS, the Fund is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities or other assets;

         WHEREAS, the Fund initially intends to offer Shares in those Portfolios identified in the attached Schedule A, each such Portfolio, together with all other Portfolios subsequently established by the Fund shall be subject to this Agreement in accordance with Article 14;

         WHEREAS, the Administrator provides administration services to the Fund; and

         WHEREAS, the Administrator and the Fund, on behalf of the Portfolios, desire to appoint Investor Services Group as its servicing agent in connection with certain sub-administration activities and Investor Services Group desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Fund and Investor Services Group agree as follows:

Article  1     Definitions.

        1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

               (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

               (b) "Authorized Person" shall be deemed to include (i) any authorized officer of the Administrator or the Fund; or (ii) any person, whether or not such person is an officer or employee of the Administrator or the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Administrator or the Fund as indicated in writing to Investor Services Group from time to time.


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               (c)  "Board Members" shall mean the Directors or Trustees of the governing body of the Fund, as the case may be.

               (d) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

               (e) "Commencement Date" shall mean the date on which Investor Services Group commences providing services pursuant to this Agreement.

               (f)  "Commission" shall mean the Securities and Exchange
     Commission.

               (g) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

               (h) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

               (i) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

               (j) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by Investor Services Group from a person reasonably believed by Investor Services Group to be an Authorized Person;

               (k) "Portfolio" shall mean each separate series of shares offered by the Fund representing interests in a separate portfolio of securities and other assets;

               (l) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

               (m) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

               (n) "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Fund.

               (o) "Written Instructions" shall mean a written communication signed by a person reasonably believed by Investor Services Group to be an Authorized Person and actually received by Investor Services Group. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.





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Article  2     Appointment of Investor Services Group.

         The Fund, on behalf of the Portfolios, and the Administrator hereby appoint and constitute Investor Services Group as its as sub-administrator and fund accounting agent for the Fund and Investor Services Group hereby accepts such appointments and agrees to perform the duties hereinafter set forth. This Agreement shall be effective as of the Effective Date.

Article  3     Duties of Investor Services Group.

        3.1 Investor Services Group shall be responsible for performing the customary services of a sub-administrator, including corporate secretarial, treasury and blue sky services, and fund accounting agent for the Fund, as more fully described in the written schedule of Duties of Investor Services Group annexed hereto as Schedule B and incorporated herein, and subject to the supervision and direction of the Administrator.

        3.2    In performing its duties under this Agreement, Investor Services
Group: (a) will act in accordance with the Articles of Incorporation, By-Laws, Prospectuses and with the Oral Instructions and Written Instructions of the Administrator or the Fund and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Fund, as necessary and appropriate. Furthermore, Investor Services Group shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Fund or any of its Portfolios and shall not provide any investment advisory services to the Fund or any of its Portfolios.

        3.3 Investor Services Group agrees to provide the services described herein in accordance with the Performance Standards annexed hereto as Exhibit 1 of Schedule A and incorporated herein (the "Performance Standards"). Such Performance Standards may be amended from time to time upon written agreement of the parties.

        3.4 In addition to the duties set forth herein, Investor Services Group shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund, the Administrator and Investor Services Group.

Article  4     Recordkeeping and Other Information.

        4.1 Investor Services Group shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule B in accordance with all applicable laws, rules and regulations, including
records required by Section 31(a) of the 1940 Act.   Where applicable, such
records shall be maintained by Investor Services Group for the periods and in the places required by Rule 31a-2 under the 1940 Act.





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        4.2    To the extent required by Section 31 of the 1940 Act, Investor
Services Group agrees that all such records prepared or maintained by Investor Services Group relating to the services to be performed by Investor Services Group hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund's or the Administrator's request.

Article  5     Fund Instructions.

        5.1 Investor Services Group will have no liability when acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Administrator or the Fund.

        5.2 At any time, Investor Services Group may request Written Instructions from the Administrator or the Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for Investor Services Group. Written Instructions requested by Investor Services Group will be provided by the Administrator or the Fund within a reasonable period of time.

        5.3 Investor Services Group, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the administrator or the Fund only if said representative is an Authorized Person. The Administrator and the Fund agree that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Administrator's or the Fund's failure to so confirm shall not impair in any respect Investor Services Group's right to rely on Oral Instructions.

Article  6     Compensation.

        6.1 The Administrator will compensate Investor Services Group for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule C and incorporated herein.

        6.2 In addition to those fees set forth in Section 6.1 above, the Administrator agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by Investor Services Group in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule D and incorporated herein. Schedule D may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by Investor Services Group in the performance of its obligations hereunder.





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        6.3    The Administrator agrees to pay all fees and out-of-pocket expenses to Investor Services Group by Federal Funds Wire within fifteen (15) business days following the receipt of the respective invoice. In addition, with respect to all fees under this Agreement, Investor Services Group may charge a service fee equal to the lesser of (i) one and one half percent (1 1/2%) per month or (ii) the highest interest rate legally permitted on any past due invoiced amounts.

        6.4 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule C, a revised Fee Schedule executed and dated by the parties hereto.

        6.5 The Administrator and the Fund acknowledge that the fees that Investor Services Group charges under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 9.5 and the limitations on liability and exclusion of remedies in Section 11.2 and
Article 12. Modifying the allocation of risk from what is stated here would affect the fees that Investor Services Group charges, and in consideration of those fees, the Administrator and the Fund agrees to the stated allocation of risk.

        6.6 Investor Services Group will from time to time employ or associate with itself such person or persons as Investor Services Group may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both Investor Services Group and the Fund. The compensation of such person or persons shall be paid by Investor Services Group and no obligation shall be incurred on behalf of the Administrator or the Fund in such respect.

        6.7 Investor Services Group shall not be required to pay any of the following expenses incurred by the Administrator or the Fund: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to Federal, state and other governmental agencies; fees of Board Members of the Fund who are not affiliated with Investor Services Group; outside auditing expenses; outside legal expenses; Blue Sky registration or filing fees; or other expenses not specified in this Section 6.7 which may be properly payable by the Administrator or the Fund. Investor Services Group shall not be required to pay any Blue Sky registration or filing fees unless and until it has received the amount of such fees from the Administrator or the Fund.

Article  7     Documents.

         In connection with the appointment of Investor Services Group, the Administrator shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for Investor Services Group to prepare to perform its duties hereunder, deliver or caused to be delivered to Investor Services Group the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule E.





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Article  8     Investor Services Group System.

        8.1 Investor Services Group shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by Investor Services Group in connection with the services provided by Investor Services Group to the Administrator and the Fund herein (the "Investor Services Group System").

        8.2 Investor Services Group hereby grants to the Administrator and the Fund a limited license to the Investor Services Group System for the sole and limited purpose of having Investor Services Group provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

        8.3 In the event that the Fund, including any affiliate or agent of the Administrator or the Fund or any third party acting on behalf of the Administrator or the Fund is provided with direct access to the Investor Services Group System for either account inquiry or to transmit transaction information, including but not limited to maintenance, exchanges, purchases and redemptions, such direct access capability shall be limited to direct entry to the Investor Services Group System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry and any other non-conforming method of transmission of information to the Investor Services Group System is strictly prohibited without the prior written consent of Investor Services Group.

Article  9     Representations and Warranties.

        9.1 Investor Services Group represents and warrants to the Administrator and the Fund that:

               (a) it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

               (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

               (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement; and

               (d) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

        9.2 The Administrator represents and warrants to Investor Services Group that:





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               (a)  it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

               (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

               (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement, and

               (d) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

        9.3 The Fund represents and warrants to Investor Services Group that:

               (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

               (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement;

               (c) all corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

               (d) a registration statement under the Securities Act of 1933, as amended, and the 1940 Act on behalf of each of the Portfolios is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale;

               (e) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus with respect to each Portfolio, such Shares shall be validly issued, fully paid and non-assessable; and

               (f) as of the date hereof, each Portfolio is duly registered and lawfully eligible for sale in each jurisdiction indicated for such Portfolio on the list furnished to Investor Services Group pursuant to
     Article 7 of this Agreement and that it will notify Investor Services Group immediately of any changes to the aforementioned list.

        9.4 Year 2000 Compliance. (a) For purposes of this Agreement, "Year 2000 Compliant" means:

                    (i) date data will process without error or interruption due solely to the change in century, in any level of computer hardware or software investor Services Group provides, including, but not limited to, microcode, firmware, system and application programs, files and databases; and





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                    (ii) there will be no loss of any functionality of the
     Investor Services Group System due solely to the change in century, with respect to the introduction, processing or output of date records.

               (b)  Investor Services Group represents and warrants that:

                    (i) The Investor Services Group System will be Year 2000 Complaint by December 31, 1998; provided, however, that Investor Services Group will be in a process of testing the Investor Services Group System in regard to Year 2000 Compliance throughout calendar year 1999 and any temporary and immaterial loss of functionality occurring during the ordinary course of this testing and fixing process shall not be considered a failure of Investor Services Group to be Year 2000 Compliant.

                    (ii) The Investor Services Group System will continue to be interoperable, in the same manner as it is prior to January 1, 2000, with software and hardware which may deliver records to, receive records from or interact with the Investor Services Group System in the course of processing data, provided that such other software and hardware is Year 2000 Compliant as defined herein and complies with the interface and format standards specified by Investor Services Group.

               (c) The Administrator and the Fund agree to cooperate fully, and to ensure that its vendors cooperate fully, with Investor Services Group to ensure the interoperability of the Investor Services Group System with hardware and software of the Administrator and the Fund and its vendors. Investor Services Group shall have the right, at its discretion, to reject any data file which it in good faith believes will interfere with the ability of the Investor Services Group System to be Year 2000 Compliant.

        9.5 THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, INVESTOR SERVICES GROUP DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE FUND OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. INVESTOR SERVICES GROUP DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

Article 10     Indemnification.

        10.1 Investor Services Group shall not be responsible for and the Fund on behalf of each Portfolio, and the Administrator jointly and severably shall indemnify and hold Investor Services Group harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind





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
which may be asserted against Investor Services Group or for which Investor Services Group may be held to be liable (a "Claim") arising out of or attributable to any of the following:

           (a) any actions of Investor Services Group required to be taken pursuant to this Agreement unless such Claim resulted from a negligent act or omission to act or bad faith by Investor Services Group in the performance of its duties hereunder;

           (b) Investor Services Group's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by Investor Services Group from the Administrator or the Fund including but not limited to the prior transfer agent for the Fund, in the performance of Investor Services Group's duties and obligations hereunder;

           (c) the reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of the Administrator or the Fund on behalf of the applicable Portfolio;

           (d) the offer or sales of shares in violation of any requirement under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state; and

           (e) the Administrator's or the Fund's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of the Administrator's or the Fund's negligence or misconduct or the breach of any representation or warranty of the Administrator or the Fund made herein.

     10.2 In any case in which the Administrator and/or the Fund (the "Indemnifying Party") may be asked to indemnify or hold Investor Services Group harmless, Investor Services Group will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by Investor Services Group and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend Investor Services Group against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to Investor Services Group, and thereupon the Indemnifying Party shall take over complete defense of the Claim and Investor Services Group shall sustain no further legal or other expenses in respect of such Claim. Investor Services Group will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party 's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.





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        10.3   Any claim for indemnification under this Agreement must be made prior to the earlier of:

               (a) one year after the Indemnifying Party becomes aware of the event for which indemnification is claimed; or

               (b) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

        10.4 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be Investor Services Group's sole and exclusive remedy for claims or other actions or proceedings to which the Indemnifying Party's indemnification obligations pursuant to this Article 10 may apply.

Article  11    Standard of Care.

        11.1 Investor Services Group shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Administrator or the Fund unless said errors are caused by Investor Services Group's own negligence, bad faith or willful misconduct or that of its employees.

        11.2 Notwithstanding any provision in this Agreement to the contrary, Investor Services Group's cumulative liability for all losses, claims, suits, controversies, breaches, or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the lesser of (i) $500,000 or (ii) the fees received by Investor Services Group for services provided under this Agreement during the twelve months immediately prior to the date of such loss or damage. The Administrator and the Fund understand the limitation on Investor Services Group's damages to be a reasonable allocation of risk and the Administrator and the Fund expressly consent with respect to such allocation of risk. In allocating risk under the Agreement, the parties agree that the damage limitation set forth above shall apply to any alternative remedy ordered by a court in the event such court determines that sole and exclusive remedy provided for in the Agreement fails of its essential purpose.

        11.3 No party may assert any cause of action against another party under this Agreement that accrued more than two (2) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

        11.4 Each party shall have the duty to mitigate damages for which the other party may become responsible.

Article  12    Consequential Damages.





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         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO
EVENT SHALL INVESTOR SERVICES GROUP, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article  13    Term and Termination.

        13.1 This Agreement shall be effective on the date first written above and shall continue for a period of ten (10) years (the "Initial Term").

        13.2 Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of three (3) years ("Renewal Terms") each, unless the Administrator and the Fund, on the one hand, or Investor Services Group, on the other hand, provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days and not more than one-hundred eighty (180) days prior to the expiration of the Initial Term or the then current Renewal Term.

        13.3 In the event a termination notice is given by the Administrator and the Fund, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Administrator and the Fund.

        13.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty
(30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If Investor Services Group is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of Investor Services Group with respect to services performed prior to such termination of rights of Investor Services Group to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

        13.5 Notwithstanding anything contained in this Agreement to the contrary, should the Administrator and the Fund desire to move any of the services provided by Investor Services Group hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or should the Administrator and the Fund or any of its or their affiliates take any action which would result in Investor Services Group ceasing to provide administration or fund accounting services to the Fund prior to the expiration of the Initial or any Renewal Term,





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Investor Services Group shall make a good faith effort to facilitate the conversion on such prior date, however, there can be no guarantee that Investor Services Group will be able to facilitate a conversion of services on such prior date. In connection with the foregoing, should services be converted to a successor service provider or should the Administrator and the Fund or any of its or their affiliates take any action which would result in Investor Services Group ceasing to provide transfer agency, administration or fund accounting services to the Fund prior to the expiration of the Initial or any Renewal Term, the payment of fees to Investor Services Group as set forth herein shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained with Investor Services Group until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to Investor Services Group.

Article  14    Additional Portfolios

        14.1 In the event that the Fund establishes one or more Portfolios in addition to those identified in Schedule A, with respect to which the Administrator and the Fund desire to have Investor Services Group render services as transfer agent under the terms hereof, the Administrator shall so notify Investor Services Group in writing, and if Investor Services Group agrees in writing to provide such services, Schedule A shall be amended to include such additional Portfolios.

Article  15    Confidentiality.

        15.1 The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. Each party shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. Each party shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. Each party may, however, disclose Confidential Information to their respective parent corporation, their respective affiliates, their subsidiaries and affiliated companies and employees, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement. Each party may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 15.1. Notwithstanding the previous sentence, in no event shall any party disclose the Confidential Information to any competitor of another party without specific, prior written consent.

        15.2   Proprietary Information means:

              (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a party, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

               (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords a party a competitive advantage over its competitors; and

               (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

     15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

     15.4 The obligations of confidentiality and restriction on use herein shall not apply to any Confidential Information that a party proves:

               (a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

               (b) Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

               (c) Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

               (d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

               (f) Is subsequently and independently developed by employees, consultants or agents of the party without reference to the Confidential Information disclosed under this Agreement.

Article  16    Force Majeure.

         No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country,
(iii) any act or omission of the other party or any governmental authority;
(iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 17     Assignment and Subcontracting.

        This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Investor Services Group may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. Investor Services Group may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by Investor Services Group.

Article 18     Arbitration.

       18.1 Any claim or controversy arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration administered by the American Arbitration Association in Boston, Massachusetts in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal Rules of Civil Procedure with respect to the discovery process shall apply.

       18.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

       18.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Article 18.

Article  19    Notice.

         Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or Investor Services Group, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

               To the Fund:

               Worldwide Index Funds
               790 East Colorado Boulevard, 9th Floor
               Pasadena, California 91101
               Attention:  F. Brian Cerini

               To the Administrator:

               LMI Capital Administration LLC
               790 East Colorado Boulevard, 9th Floor
               Pasedena, California 91101
               Attention:  F. Brian Cerini

               To Investor Services Group:

               First Data Investor Services Group, Inc.
               4400 Computer Drive
               Westboro, Massachusetts  01581
               Attention:  President

               with a copy to Investor Services Group's General Counsel

Article 20     Governing Law/Venue.

        The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement
of this agreement.   All actions arising from or related to this Agreement
shall be brought in the state and federal courts sitting in the City of Boston, and Investor Services Group and the Fund hereby submit themselves to the exclusive jurisdiction of those courts.

Article 21     Counterparts.

        This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 22     Captions.

        The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 23     Publicity.

        No party shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of each other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other parties.

Article 24     Relationship of Parties/Non-Solicitation.

        24.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

        24.2 During the term of this Agreement and for one (1) year afterward, the Administrator or the Fund shall not recruit, solicit, employ or engage, for the Administrator, the Fund or others, Investor Services Group's employees.

Article 25     Entire Agreement; Severability.

        25.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against Investor Services Group unless said writing is executed by a Senior Vice President, Executive Vice President, or President of Investor Services Group. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

        25.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

Article  26    Miscellaneous.

         The parties agree that the obligations of the Fund under the Agreement shall not be binding upon any of the Board Members, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund individually, but are binding only upon the assets and property of the Fund, as provided in the Articles of Incorporation. The execution and delivery of this Agreement have been authorized by the Board Members of the Fund, and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such Board Members nor such execution and delivery by such officer shall be deemed to have been made by any of them or any shareholder of the Fund individually or to impose any liability on any of them or any shareholder of the Fund personally, but shall bind only the assets and property of the Fund as provided in the Articles of Incorporation.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.


                         WORLDWIDE INDEX FUNDS

                         By:
                            --------------------------------

                         Title:
                               -----------------------------

                         FIRST DATA INVESTOR SERVICES GROUP, INC.


                         By:
                            --------------------------------

                         Title:
                               -----------------------------


                         LMI CAPITAL ADMINISTRATION LLC


                         By:
                            --------------------------------

                         Title:
                               -----------------------------

                                   SCHEDULE A

                               LIST OF PORTFOLIOS

                              Australia Index Fund
                               France Index Fund
                               Germany Index Fund
                              Hong Kong Index Fund
                                Italy Index Fund
                                Japan Index Fund
                             Netherlands Index Fund
                                Spain Index Fund
                               Sweden Index Fund
                             Switzerland Index Fund
                           United Kingdom Index Fund
                               Europe Index Fund
                            International Index Fund

                                   SCHEDULE B

                       DUTIES OF INVESTOR SERVICES GROUP

I.   SUB-ADMINISTRATION SERVICES

     (a) Maintaining office facilities (which may be in the offices of Investor Services Group or a corporate affiliate) and furnishing corporate officers for the Fund;

     (b) Furnishing data processing services, clerical services, and executive and administrative services and standard stationery and office supplies;

     (c) Performing all functions ordinarily performed by the office of a corporate treasurer, and furnishing the services and facilities ordinarily incident thereto, as follows:

 -   Expense Accrual Monitoring

 -   Determination of Dividends

 - Preparation materials for review by the Board, e.g., Rules 2a-7,10f-3, 17a-7, 17e-1 and 144A

 -   Tax and Financial Counsel

 -   Creation of expense pro formas for new Portfolios/classes

 -   Reporting to investment company reporting agencies (i.e., Lipper)

 -   Compliance Testing including Section 817(h) (periodically)

     (d) Preparing reports to the Fund's Shareholders and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports on Form N-SAR;

     (e) Preparing and filing the Fund's tax returns and providing shareholder tax information to the Fund's transfer agent;

     (f) Assisting the Adviser, at the Adviser's request, in monitoring and developing compliance procedures for the Fund which will include, among other matters, procedures to assist the Adviser in monitoring compliance with each Portfolio's investment objective, policies, restrictions, tax matters and applicable laws and regulations;

     (g)    Performing "Blue Sky" compliance functions, as follows:

 - Effecting and maintaining, as the case may be, the registration of Shares of the Fund for sale under the securities laws of the jurisdictions listed in the Written Instructions of the Fund, which instructions will include the amount of Shares to be registered as well as the warning threshold to be maintained. Any Written Instructions not received at least 45 days prior to the date the Fund intends to offer or sell its Shares cannot be guaranteed a timely notification to the states. In addition, Investor Services Group shall not be responsible for providing to any other service provider of the Fund a list of the states in which the Fund may offer and sell its Shares.

 - Filing with each appropriate jurisdiction the appropriate materials relating to the Fund. The Administrator shall be responsible for providing such materials to Investor Services Group, and Investor Services Group shall make such filings promptly after receiving such materials.

 - Providing to the Fund quarterly reports of sales activity in each jurisdiction in accordance with the Written Instructions of the Administrator or the Fund. Sales will be reported by shareholder residence. NSCC trades and order clearance will be reported by the state provided by the dealer at the point of sale. Trades by omnibus accounts will be reported by trustee state of residence in accordance with the Written Instructions of the Administrator or the Fund outlining the entities which are permitted to maintain omnibus positions with the Fund.

 - In the event sales of Shares in a particular jurisdiction reach or exceed the warning levels provided in the Written Instructions of the Fund, Investor Services Group will promptly notify the Administrator with a recommendation of the amount of Shares to be registered in such jurisdiction and the fee for such registration. Investor Services Group will not register additional Shares in such jurisdiction unless and until Investor Services Group shall have received Written Instructions from the Administrator or the Fund to do so.

 - If Investor Services Group is instructed by the Fund or the Administrator not to register Shares in a particular jurisdiction, Investor Services Group will use its best efforts to cause any sales in such jurisdictions to be blocked, and such sales will not be reported to Investor Services Group as sales of Shares of the Fund.

     (h)  Performing corporate secretarial services including the following:

 - Assist in maintaining corporate records and good standing status of Fund in its state of organization

 - Develop and maintain calendar of annual and quarterly board approvals and regulatory filings

 - Prepare notice, agenda, memoranda, resolutions and background materials for legal approvals at quarterly board meetings and committee meetings; attend meetings; make presentations where appropriate; prepare minutes; follow up on issues

 - Provide support for one special in person board meeting per year and written consent votes where needed

     (i)  Performing the following legal services:

 -   Prepare and file annual Post-Effective Amendment

 -   Prepare and file Rule 24f-2 Notice

 -   Review and file Form N-SAR

 -   Review, Edgarize and file Annual and Semi-Annual Financial Reports

 - Communicate significant regulatory or legislative developments to Fund management and directors and provide related planning assistance where needed

 - Consult with Fund management regarding portfolio compliance and Fund corporate and regulatory issues as needed

 - Maintain effective communication with outside counsel and review legal bills of outside counsel

 - Coordinate the printing and mailing process with outside printers for all shareholder publications

 -   Arrange D&O/E&O insurance and fidelity bond coverage for Fund

 - Assist in monitoring Fund Code of Ethics reporting and provide such reports to the person designated under the Fund's Code

     (j) Performing, in accordance with the Written Instructions of the Fund, the following Special Legal Services in accordance with the pricing structure listed on the Fee Schedule attached to this Agreement as Schedule C:

 - Assist in managing SEC audit of the Fund at the Adviser's principal place of business

 -   Review sales material and advertising for Fund Prospectus compliance

 - Assist in new Portfolio start-up (to the extent requested) Coordinate time and responsibility schedules

          Prepare Fund corporate documents (MTA/by-laws) Draft/file registration statement (including investment objectives/policies and prospectuses)
          Respond to and negotiate SEC comments
          Draft notice, agenda and resolutions for organizational meeting; attend board meeting; make presentations where appropriate; prepare minutes and follow up on issues

 - Assist in developing compliance guidelines and procedures to improve overall compliance by Fund and service providers

 - Prepare notice, agenda, memoranda and background materials for special board meetings, make presentations where appropriate, prepare minutes and follow up on issues

 - Prepare proxy material for special meetings (including fund merger documents)

 - Prepare Post-Effective Amendments for special purposes (e.g., new funds or classes, changes in advisory relationships, mergers, restructurings)

 -   Prepare special Prospectus supplements where needed

 - Assist in extraordinary non-recurring projects, including providing consultative legal services, e.g.,

                        Arrange CDSC financial programs
                        Prospectus simplification
                        Profile prospectuses
                        Exemptive order applications

     (k) Serving as disbursing agent for the Fund with respect to payments to be made to the Fund's service providers and vendors; provided that Investor Services Group shall be under no obligation to make any such payment unless and until it has received the amount of such payment from the Administrator or the Fund.

II.  FUND ACCOUNTING SERVICES

     (a) Performing fund accounting and bookkeeping services (including the maintenance of such accounts, books and records of the Fund as may be required by Section 31(a) of the 1940 Act) as follows:

 -   Daily, Weekly, and Monthly Reporting

 -   Portfolio and General Ledger Accounting

 -   Daily Valuation of all Portfolio Securities

 -   Daily Valuation and NAV Calculation

 -   Comparison of NAV to market movement

 - Review research of price tolerance/fluctuation report to market movements and events

 -   Research of items appearing on the price exception report

 - Weekly cost monitoring along with market-to-market valuations in accordance with Rule 2a-7

 -   Security trade processing

 -   Daily cash and position reconciliation with the custodian bank

 - Daily updating of price and distribution rate information to the Transfer Agent/Insurance Agent

 -   Daily support and report delivery to Portfolio Management

 -   Daily calculation of Portfolio adviser fees and waivers

 -   Daily calculation of distribution rates

 -   Daily investable cash call

 -   Monitor and research aged receivables

 -   Collect aged income items and perform reclaims

 -   Update NASDAQ reporting

 - Daily maintenance of each Portfolio's general ledger including expense accruals

 -   Daily NAV per share notification to other vendors as required

 -   Calculation of 30-day SEC yields and total returns

 -   Preparation of month-end reconciliation package

 -   Monthly reconciliation of Portfolio expense records

 -   Application of monthly pay down gain/loss

 -   Preparation of all annual and semi-annual audit work papers

                            Exhibit 1 of Schedule B

                             Performance Standards


Investor Services Group's obligation to meet the following Performance Standards shall be measured in the aggregate with respect to all Portfolios.

Investor Services Group will report to the Administrator on a monthly basis the percent of items completed within standard as well as a quality rating. Reporting will be detailed to the transaction type level. A pass/fail determination for contractual penalties will however be based on the categories listed below. For example, the accuracy of purchases, redemptions, exchanges and adjustments will be reported to the Administrator on an individual basis and as a collective group. Investor Services Group will receive a "fail" for the month if the collective score for all financials falls below the contractual level. Note that completion standards are measured in business days.

CATEGORY       COMPONENTS (TO BE REPORTED INDIVIDUALLY)


FUND ACCOUNTING SERVICES

- NAVs calculated accurately, provided that all information received from external vendors or Fund managers is correct and timely.
          Minimum Acceptable Quality Score:  98%

- Information to NASDAQ is reported accurately and within appropriate time frames in order to be distributed to major newspapers
-         Minimum Acceptable Quality Score:  98%

- Daily Bulletin is released by 7:00 pm EST, provided that all information received from external vendors or Fund managers is received on a timely basis.
          Minimum Acceptable Quality Score:  98%

-    Dividends and Capital Gains paid correctly.
          Minimum Acceptable Quality Score:  98%

FUND ADMINISTRATION SERVICES

- Annual and Semi-Annual reporting has begun mailing by Day 60 following the period end date, provided that all information is received from external vendors, Fund and Fund managers is received on a timely basis.
          Minimum Acceptable Quality Score:  98%

                                   SCHEDULE C

                                  FEE SCHEDULE

 1.  Standard Fees

     Fund Accounting Fees:

     -     $35,385 per Portfolio per annum for 11 Portfolios
     -     Fund of Funds fee is waived for 2 Portfolios

     Administration Fees:

     -    Asset based fees:   Up to $500 million in assets              5.0 bp
                              Over $500 to $1 billion in assets         8.0 bp
                              Over $1 billion to $2 billion in assets   10.0 bp
                              Over $2 billion in assets                 7.5 bp

     -    At each breakpoint, all fees are adjusted to the applicable level

     Marketing Fees:

     - Projects will be estimated upon request by the Fund and will include a 15% ISG project management fee.

After the one year anniversary of the effective date of this Agreement, Investor Services Group may adjust the above fees once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Client's monthly fees (or the Effective Date absent a prior such adjustment).


 2.  Programming Costs

     (a)  Dedicated Team:

          Programmer                           $150,000 per annum
          BSA                                  $ 85,000 per annum
          Tester                               $ 65,000 per annum

     (b)  System Enhancements (Non Dedicated Team):

          Programmer                             $150.00 per hour

The above rates are subject to an annual 5% increase after the one year anniversary of the effective date of this Agreement.

3. Investor Services Group shall be entitled to the following fee for the performance of any Special Legal Services as described in Schedule B in accordance with the Written Instructions of the Fund: $185 per hour subject to certain project caps as may be agreed to by Investor Services Group and the Fund. Services and charges may vary based on volume.

                                   SCHEDULE D

                             OUT-OF-POCKET EXPENSES

     The Administrator shall reimburse Investor Services Group monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

    -   Microfiche/microfilm production
    -   Magnetic media tapes and freight
    - Printing costs, including certificates, envelopes, checks and stationery
    - Postage (bulk, pre-sort, ZIP+4, barcoding, first class) direct pass through to the Fund
    -   Due diligence mailings
    - Telephone and telecommunication costs, including all lease, maintenance and line costs
    -   Ad hoc reports
    -   Proxy solicitations, mailings and tabulations
    -   Daily & Distribution advice mailings
    -   Shipping, Certified and Overnight mail and insurance
    -   Year-end form production and mailings
    - Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
    -   Duplicating services
    -   Courier services
    -   Incoming and outgoing wire charges
    -   Federal Reserve charges for check clearance
    -   Overtime, as approved by the Fund
    -   Temporary staff, as approved by the Fund
    -   Travel to and from Board meetings
    -   Travel and entertainment, as approved by the Fund
    - Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
    -   Third party audit reviews
    -   Ad hoc SQL time
    -   Insurance
    -   Pricing services (or services used to determine Fund NAV)
    - Forms and supplies for the preparation of Board meetings and other materials for the Fund
    -   Vendor set-up charges for Blue Sky services
    -   Customized programming requests
    -   Blue Sky filing or registration fees
    -   SAS 70
    -   Cold Storage
    -   Document Retrieval
    -   Vendor pricing comparison

    -   Manual pricing
    - Licensing and registration fees for registered representatives magnetic tape
    -   retention of records
    -   data subscription services
    - voice and data lines/access charges/set-up/installation of all communications hardware and software
    - transmitting lines, modems and any other expenses incurred in connection with such terminals and lines
    -   sales tax, if applicable
    -   post office box charges
    -   800 number usage at a rate of $0.10 per minute
    -   software enhancements at a rate of $150.00 per hour
    -   state registration fees, if applicable
    -   licensing costs of all software applications of Fund data
    -   Such other miscellaneous expenses reasonably incurred by Investor
    - Services Group in performing its duties and responsibilities under this Agreement.

    The Administrator agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with Investor Services Group. In addition, the Administrator will promptly reimburse Investor Services Group for any other unscheduled expenses incurred by Investor Services Group whenever the Administrator and Investor Services Group mutually agree that such expenses are not otherwise properly borne by Investor Services Group as part of its duties and obligations under the Agreement.

                                   SCHEDULE E

                                 FUND DOCUMENTS

      - Certified copy of the Articles of Incorporation of the Fund, as amended

      -   Certified copy of the By-laws of the Fund, as amended

      - Copy of the resolution of the Board of Directors authorizing the execution and delivery of this Agreement

      -   Copies of all agreements between the Fund and its service providers

      - All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund

      - All notices issued by the Fund with respect to the Shares in accordance with and pursuant to the Articles of Incorporation or By-laws of the Fund or as required by law and shall perform such other specific duties as are set forth in the Articles of Incorporation including the giving of notice of any special or annual meetings of shareholders and any other notices required thereby.

      - A listing of all jurisdictions in which each Portfolio is registered and lawfully available for sale as of the date of this Agreement and all information relative to the monitoring of sales and registrations of Fund shares in such jurisdictions

      - Each Fund's most recent post-effective amendment to its Registration Statement

      - Each Fund's most recent prospectus and statement of additional information, if applicable, and all amendments and supplements thereto